Exhibit 10.2
Supplemental Agreement to the
Factory Building Lease Agreement
This Supplemental Agreement to the Factory Building Lease Agreement (the “Supplemental Agreement”) is entered into as of August 11, 2008 (“Effective Date”) in the city of Shanghai, by and between SHANGHAI KAI HONG TECHNOLOGY CO., LTD. (hereinafter referred to as “DSH”) with its registered office at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China and SHANGHAI YUAN HAO ELECTRONIC CO., LTD. (hereinafter referred to as “Yuan Hao”) with its registered office at No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China. DSH and Yuan Hao are collectively referred to as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, both Parties signed a Factory Building Lease Agreement on March 1, 2008 to temporary lease a factory building from Yuan Hao to temporary support and expand DSH’s manufacturing operations until the completion of the DSH #2 Building;
WHEREAS, because the construction of the DSH #2 Building cannot be completed within the given timeframe based on the DSH #2 Building Lease Agreement and DSH cannot stop its previously planned manufacturing operations that were planned to be carried out in the completed DSH #2 Building; therefore, DSH decides to temporary carry out its previously planned manufacturing operations in this temporary leased Factory Building (as defined in the Factory Building Lease Agreement);
WHEREAS, both Parties, based on relevant laws of the People’s Republic of China and the city of Shanghai, now desire to enter into this Supplemental Agreement with detail terms and conditions to have Yuan Hao provide additional power supply and factor building related facility services and property management services to support DSH’s temporary additional manufacturing operations in the Factory Building (as defined in the Factory Building Lease Agreement);
NOW THEREFORE, in consideration of the premises and of the mutual covenants contained in this Supplemental Agreement, the Parties agree as follows:
1. Yuan Hao promises to lease a 500 KVA power transformer (the “Power Transformer”) to DSH to support DSH’s previously planned manufacturing operations that are now to be temporary carried out in the Factory Building.

2. Both Parties agree that the lease period for the Power Transformer for the supply of power is one (1) year and shall begin on May 15, 2008 until May 15, 2009 (the “Lease Period”). The Power Transformer delivery date shall be May 15, 2008.
3. Both Parties agree that the total cost for the lease of the Power Transformer for the supply of power shall be Renminbi (“RMB”) 312,821.00, which includes the initial power supply fee of RMB 101,500, the Power Transformer lease fee of RMB 147,680, the power-line construction and management fee of RMB 48,000 and the five percent (5%) transaction tax.
4. Both Parties agree that Yuan Hao shall provide DSH with factor building related facility services and property management services (“Services”) during each month of the Lease Period. DSH agree to pay Yuan Hao for these Services each month. The total fees for these Services shall be calculated based on the actual Services expense incurred at the end of each month of the Lease Period. Yuan Hao shall provide monthly Services expense invoice to DSH at the end of every month of the Lease Period, showing actual Services provided and expense incurred on behalf of DSH.
5. DSH shall pay the total cost for the lease of the Power Transformer in RMB to a RMB bank account as designated by Yuan Hao on a date designated by Yuan Hao.
6. If either Party terminates this Supplemental Agreement prior to the expiration date of the Lease Period, the Party that terminates this Supplemental Agreement shall pay damages to the other Party to compensate for such Party’s actual financial losses. The amount of damages shall include, but not be limited to, the reasonable profits, out-of-pocket costs, legal service fees, Court fees, arbitration fees, accounting fees and removal or relocation fees.
7. During the Lease Period, Yuan Hao shall be responsible for repairing all damages to and maintaining the Power Transformer and related equipments that are not the result of improper use by DSH. Yuan Hao shall also be responsible for all costs for repairing and maintaining the Power Transformer and related equipments that are not the result of improper use by DSH. DSH shall be responsible for all repair costs arising from improper usage of the Power Transformer and related equipments. Yuan Hao shall be entitled to inspect the Power Transformer and related equipments at reasonable intervals and upon reasonable notice to DSH. DSH shall provide assistance to allow such inspections.
8. Yuan Hao hereby warrants that if for some special reason that Yuan Hao cannot continue to fulfill its obligations under this Supplemental Agreement and causes financial losses to DSH, Yuan Hao shall compensate DSH for DSH’s financial losses. In case Yuan Hao mortgages the Power Transformer or related equipments leased to DSH to a third party and the mortgage transaction causes financial losses to DSH, Yuan Hao shall compensate DSH for DSH’s financial losses.
9. This Supplemental Agreement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on this Supplemental Agreement.
10. The Supplemental Agreement is made and executed in Chinese and English, both versions having equal validity except as prohibited by law.
11. In the event of any dispute, difference, controversy or claim arising out of or related to this Supplemental Agreement, including, but not limited to, any breach, termination or validity of this Supplemental Agreement (the “Dispute”), both Parties shall resolve the Dispute based on Article 15 of the Factory Building Lease Agreement. The provisions of this Article 10 shall be separable from the other terms of the Supplemental Agreement. Neither the terminated nor the invalidity of the Supplemental Agreement shall affect the validity of the provisions of this Article 10.
12. The validity, interpretation and implementation of this Supplemental Agreement and the settlement of Disputes shall be governed by relevant laws of the People’s Republic of China and regulations that are officially promulgated and publicly available.
13. Any amendment to this Supplemental Agreement shall be in writing and duly signed by both Parties. Such amendment shall constitute a part of this entire Supplemental Agreement. This Supplemental Agreement and any amendment to this Supplemental Agreement shall constitute a part of the Factory Building Lease Agreement. Both Parties acknowledge that they are aware of their respective rights, obligations and liabilities and will perform their obligations under this Supplemental Agreement in accordance with the provisions of this Supplemental Agreement. If any Article or provision of this Supplement Agreement is in conflict with any Article or provision of the Factory Building Lease Agreement, the Article or provision of the Factory Building Lease Agreement shall trump and replace any conflicting Article or provision in this Supplemental Agreement.
14. Any notice or written communication requited or permitted by this Supplemental Agreement shall be made in writing in Chinese and English and sent by courier service. The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt. All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
To: DSH
Address:      No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China

Attn.: Shanghai Kai Hong Technology Co., Ltd.
To: Yuan Hao
Address: No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Yuan Hao Electronic Co., Ltd.
15. This Supplemental Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Supplemental Agreement will be deemed to have been drafted by both Parties. No modification of this Supplemental Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Shanghai Kai Hong Technology Co., Ltd.	Shanghai Yuan Hao Electronic Co., Ltd.

By	By

Authorized Representative	Authorized Representative

Date:	Date: